Exhibit 99.1

                  Point Therapeutics Initiates Phase
          3 Program in Metastatic Non-Small Cell Lung Cancer

    BOSTON--(BUSINESS WIRE)--Oct. 13, 2005--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that it initiated its Phase 3 program in metastatic non-small cell lung cancer (NSCLC). This news follows a successful End-of-Phase 2 meeting with the Food and Drug Administration.
    "We are pleased with our End-of-Phase 2 meeting discussions with the FDA and the fact that there were no major changes to the Phase 3 study protocols. We look forward to continuing to clinically develop talabostat in this advanced lung cancer population," said Dr. Margaret Uprichard, Chief Development Officer and Senior Vice President of Point Therapeutics.
    Point's Phase 3 program will further evaluate the company's lead compound, talabostat, in patients with Stage IIIB/IV NSCLC after failure of a platinum-based chemotherapy. The program will consist of two randomized, double-blind, placebo-controlled trials in up to 800 patients at approximately 100 sites in North America. The first 400-patient trial has opened to enrollment. This trial will evaluate talabostat in combination with docetaxel versus docetaxel with placebo. The second 400-patient trial will evaluate talabostat in combination with pemetrexed versus pemetrexed with placebo. Docetaxel and pemetrexed are the current standard of care in this advanced patient population. The primary study endpoint is progression-free survival. Secondary endpoints include overall survival, objective response rate, complete response, duration of response and quality of life.
    "I am encouraged by the positive results in Point's Phase 2 trial of talabostat and docetaxel. As reported at this year's ASCO meeting, five patients demonstrated at least a 50% reduction in tumor size--of which two had a complete response, defined as a complete disappearance of their tumor. To see complete responders in a second or third line setting in advanced non-small cell lung cancer is rare and merits further study," said Dr. Casey Cunningham, an oncologist at Mary Crowley Medical Research Center in Dallas, TX and a member of Point's Clinical Advisory Board. "Talabostat has the potential to become an important treatment for non-small cell lung cancer and the initiation of Point's Phase 3 program is a significant step towards achieving this goal," concluded Dr. Cunningham.
    "Initiating our Phase 3 registration program in non-small cell lung cancer is an important milestone for the company. This program, if successfully completed, is expected to be the basis of our first registration package with the regulatory authorities," said Don Kiepert, President and CEO of Point Therapeutics, Inc. "Talabostat has several characteristics that make it an attractive drug candidate-it is orally available and has the potential to be used in both solid and hematologic malignancies and in combination with a range of chemotherapies, monoclonal antibodies and other forms of cancer treatment," added Kiepert. "We are very excited to begin our Phase 3 program in a serious disease where a need for more treatment options exists."
    According to the American Cancer Society, lung cancer is the leading cause of cancer death among men and women in the United States--with nearly 60% of people diagnosed dying within one year and nearly 75% dying within two years. 87% of all lung cancers are non-small cell. While treatment options for NSCLC continue to emerge, mortality rates have not improved in the last 10 years, leaving a significant need for advancement in current therapies.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Its lead product candidate, talabostat (PT-100), is a small molecule drug in several Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to support the reconstitution of the hematopoietic system. Point is currently studying talabostat in combination with docetaxel in metastatic non-small cell lung cancer, as a single agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005 and from time to time in Point's other reports filed with the Securities and Exchange Commission.



    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications